Exhibit 3.77

CERTIFICATE OF FORMATION

OF

DCT Park West II LLC

1.	The name of the limited liability company (the “LLC”) is DCT Park West II LLC.

2.	The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the LLC at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 19th day of April, 2004.

By:	/s/ Suzanne F. Thackston
Suzanne F. Thackston
Authorized Person